Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ANCHOR FUNDING SERVICES, INC.

Anchor Funding Services, Inc., a corporation organized and existing under and by virtue of The General Corporation Law of Delaware, does hereby certify:

FIRST: That at a duly held meeting of the Board of Directors of said Corporation, the Board duly adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

“RESOLVED, that the Board of Directors deems it advisable, and hereby declares it to be advisable, that Article First of the Corporation's presently existing Certificate of Incorporation be amended, changed and altered so that, as amended, said Article shall be and read as follows:

FIRST

“The name of the Corporation shall be FlexShopper, Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, written consent of stockholders to said amendment has been given in accordance with the provisions of Section 228 of The General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in Section 228 of The General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of The General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Anchor Funding Services, Inc. has caused this Certificate to be signed by Morry F. Rubin, Chief Executive Officer, and attested by Brad Bernstein, Secretary, this 16th day of October, 2013.

ANCHOR FUNDING SERVICES, INC.

/s/ Morry F. Rubin
Morry F. Rubin, Chief Executive Officer

ATTEST:

/s/ Brad Bernstein
Brad Bernstein, Secretary